Exhibit 4.2

FIRST AMENDMENT TO

PROMISSORY NOTE

This FIRST AMENDMENT TO THE PROMISSORY NOTE (this “Amendment”), is dated as of June 7, 2024, by and between GO GREEN GLOBAL TECHNOLOGIES CORP., a Nevada corporation, with headquarters located at 5 Production Drive, Brookfield, CT 06804 (the “Borrower”), and AJB CAPITAL INVESTMENTS LLC, a Delaware limited liability company, with its address at 4700 Sheridan Street, Suite J, Hollywood, FL 33021 (the “Holder”).

WHEREAS:

A.	The Borrower has previously issued a 15% Promissory Note to the Holder in the original principal amount of $300,000, dated as of May 5, 2023 (as amended from time to time, the “Existing Note”).

B.	Section 4.3 of the Existing Note provides that the Existing Note may be amended only if such amendment is in writing and signed by the Borrower and the Holder.

C.	The repayment of the amounts owed by Borrower under the Existing Note is secured by a Security Agreement dated May 5, 2023 (the “Security Agreement”).

D.	The Borrower and the Holder have agreed to amend the Existing Note to extend the Maturity Date thereunder, but only to the extent, in accordance with the terms, subject to the conditions, and in reliance upon the representations and warranties set forth in this Amendment. The Existing Note, together with this Amendment shall collectively be referred to as the “Note.”

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, the Borrower and the Holder hereby agree as follows:

1. Defined Terms. All capitalized terms used in this Amendment and not otherwise defined shall have the meanings given to such terms in the Existing Note, except as otherwise provided in this Amendment.

2. Amendments.

a. Any reference made in the Existing Note or in any Transaction Document to the “Maturity Date” is hereby deemed to mean November 8, 2024.

b. Section 3.3 of the Existing Note shall be replaced in its entirety as follows:

“The Borrower fails to include the 1,5000,000 shares of Common Stock issued on or about June 7, 2024 by the Borrower to the Holder as a commitment fee earned by Holder (the “Commitment Fee Shares”) in the next succeeding registration statement filed by the Company with respect to a public offering of the Borrower's securities after June 7, 2024, or, if no such registration statement is filed or if the Borrower fails to include such shares in such registration statement, then the Borrower fails to file a registration statement including all Commitment Fee Shares held by Holder within ninety (90) days after June 7, 2024 and to cause such registration statement to be declared effective within ninety (90) days after such filing.”

3. Limitation of Amendment. The amendments set forth in Section 2 are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (i) be a consent to any additional amendment, waiver or modification of any other term or condition of the Existing Note or any other Transaction Document, or (ii) otherwise prejudice any right or remedy which Holder may now have or may have in the future under or in connection with the Note or any other Transaction Document, including with respect to any Events of Default existing on the date hereof. This Amendment shall be construed in connection with and as part of the Note. All terms, conditions, representations, warranties, covenants and agreements set forth in the Existing Note and the other Transaction Documents, except as explicitly amended by this Amendment, are hereby ratified and confirmed and shall remain in full force and effect.

4. Note Secured by Security Agreement. The Borrower and the Holder affirm and agree that the Note, as amended by this Amendment, is secured by the Security Agreement.

5. Miscellaneous.

a. Integration. This Note (as amended) together with the Transaction Documents, represent the entire agreement and understandings of the parties about this subject matter and supersede prior or contemporaneous negotiations or agreements. For purposes of clarity, nothing in this Amendment shall modify the terms of any Transaction Document except as expressly provided herein. This Note (as amended) shall constitute one of the Transaction Documents and the governing law, jury waiver and judicial reference provisions of the Transaction Documents are incorporated herein by this reference and shall apply to this Amendment as though set for the in full.

b. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

c. No Novation. Borrower agrees that this Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction of the Existing Note or any indebtedness evidenced thereby.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned Borrower and the Holder have caused this Amendment to be duly executed as of the date first above written.

GO GREEN GLOBAL TECHNOLOGIES CORP.

By: /s/ Danny G. Bishop

Name: Danny G. Bishop

Title: Chief Executive Officer

AJB CAPITAL INVESTMENTS LLC

By: AJB Capital Managers LLC, its manager

By: /s/ Ari Blaine

Name: Ari Blaine

Title: Manager

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